Exhibit 10.3

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

THE METALS COMPANY AUSTRALIA PTY. LTD.

(the “Company”)

- and -

ANTHONY O’SULLIVAN

(the “Executive”)

WHEREAS:

1.

The Company is a subsidiary of the TMC The Metals Company (its parent entity) is engaged in the business of the exploration and commercialization of polymetallic nodules across the Pacific Ocean’s Clarion Clipperton Zone;

2.	The Company wishes to continue to engage the Executive in the position of Chief Development Officer, and the Executive wishes to be employed by the Company in that capacity;

3.

The Executive and the Company (individually, a “Party” and together, the “Parties”) wish to enter into this Employment Agreement (the “Agreement”) for the purposes of setting forth the terms and conditions of the Executive’s employment with the Company, which Agreement shall supersede any and all prior agreements between the Company and the Executive setting forth the terms and conditions of employment; and

4.

While the Executive’s direct employment is with the Company, the Executive’s obligations, position and duties shall be provided to various members of the Company and its affiliated entities (the “Group”). Any reference to the Company shall be deemed to include all members of the Group.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

1.	POSITION, TERM AND SCOPE OF EMPLOYMENT

1.1

Position: The Company shall employ the Executive, and the Executive shall serve the Company (subject to the terms of the Secondment, as defined below), in the position of Chief Development Officer of the Company. The Executive acknowledges that such hours of work are reasonable, given the Executive’s position, duties and remuneration. The Executive’s remuneration will be made in accordance with the Company’s then current policies, including for offshore workhours which includes a component to recognize all such hours.

1.2

Reporting and Duties: The Executive shall report to and act in accordance with the directions of the Chief Executive Officer. Executive will perform those services customary to these offices and such other lawful duties that may be reasonably assigned to Executive from time to time by the Company, provided those duties are consistent with Executive’s position and authority. Executive will devote Executive’s best efforts and substantially all of his business time to the performance of Executive’s duties under this Agreement and the advancement of the business and affairs of the Company and will be subject to, and will comply in all material respects with, the policies of the Company applicable to Executive. Notwithstanding the foregoing, Executive will be entitled to:

a)	serve as a member of the board of directors of up to two other public companies, subject to the advance approval of the Board, which approval will not be unreasonably withheld;

b)	serve on professional, civic, charitable, educational, religious, public interest, public service or medical advisory boards; and

c)

manage Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of Executive’s duties and responsibilities hereunder.

1.3

Secondment: The Company has agreed to make the Executive available to the Group to provide the Services to the Group when the Executive is physically present in Canada, but at all times, under the direction and control of the Company. The Executive acknowledges that the Base Salary (defined below) is sufficient and fair compensation for the Services provided by the Executive during the secondment and that the secondment will occur on terms and conditions set forth in Schedule B.

1.4

Term: The term of this Agreement shall commence on May 9, 2022 (“Effective Date”) and will continue for an indefinite term, subject to Termination of Employment as provided below. All service-based entitlements provided for in this Agreement will be determined based on the Executive’ starting date of employment with the Group (the “Start Date”).

1.5

Standard of Performance: In carrying out Executive’s duties and responsibilities under this Agreement, the Executive will at all times act faithfully, honestly, competently, and in a manner consistent with the best interests of the Company.

1.6

Changing Needs: As the business needs of the Company may evolve and change over time, the Company may, from time to time, amend the Executive’s duties, responsibilities, title, reporting arrangements without causing termination or a breach of this Agreement provided those duties responsibilities, title, reporting arrangements are consistent with Executive’s position and authority.

1.7

Conflict of Interest: The Executive shall disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Executive for determination by the Company, acting reasonably and in accordance with its policies. The Executive will act so as to avoid any actual or potential conflict of interest.

1.8

Acknowledgment of Fiduciary Obligations: The Executive acknowledges that Executive is a fiduciary of the Company and agrees to be bound by Executive’s common law fiduciary obligations during Executive’s employment and following the termination of Executive’s employment for any reason. The Executive’s fiduciary duties shall be supplemental to any other obligations Executive has under this Agreement.

1.9

Travel: Provided there are no COVID-19 national travel restrictions or stay at home orders in place in Australia, the Executive shall be available for such business related travel as may be reasonably required for the purposes of carrying out Executive’s duties and responsibilities under this Agreement.

2.COMPENSATION

2.1

Salary: The Company shall pay to the Executive a gross annual salary of $670,985 AUD ($475,000 U.S. Dollars) (the “Base Salary”) which shall be paid on a monthly basis less applicable statutory withholdings. Superannuation will be paid as set out in Section  2.8 in addition to the Executive's Base Salary. The Executive’s Base Salary will be reviewed annually by the Chief Executive Officer. The Company is under no obligation to increase the Executive’s Base Salary at the time of any salary review. Any increase to the Executive’s Base Salary is at the recommendation of the Chief Executive Officer and oversight by the Board of Directors.

2.2	Full satisfaction: The Executive acknowledges and agrees that his Base Salary:

a)	is in full satisfaction of all entitlements with respect to overtime, penalty rates, allowances and loadings that he may have under any applicable award (if any); and

b)	takes into account the hours that he may be required to work to perform his duties.

2.3

Annual Cash Bonus: For the period of time the Executive is actively working (not including any required notice period prior to the termination of employment) (hereafter, the “Active Work Time”), Executive will be eligible to participate in the Company’s annual cash-based incentive program, and the target amount of the Executive’s annual bonus (the “Annual Cash Bonus”) shall be 50% of the Base Salary. The actual amount of the Annual Bonus, if any, will be subject to the combination of the Executive achieving certain individual performance objectives, and achievement of certain financial results by the Company. All bonus entitlements for the current fiscal year will be pro-rated, based on the Start Date. The decision to pay the Annual Cash Bonus is within the sole and absolute discretion of the Board of Directors of the Company. The Company has the unfettered right to amend or discontinue the bonus plan at any time, and the Executive acknowledges that any changes to the bonus plan will not constitute constructive dismissal. In order to be eligible for any bonus, Executive must be employed with the Company on the date the bonus is paid. Except as expressly set forth in this Agreement, the Executive acknowledges and agrees that Executive has no right to any bonus payments in respect of any period after Executive receives notice of termination or is entitled to receive pay in lieu of such notice, other than as may be required by applicable legislation. For absolute clarity, the Executive shall not be entitled to any bonus payments beyond the effective date of termination or during any period of contractual or reasonable notice that does not constitute Active Work Time. The Executive further acknowledges and agrees that Executive will have no common law right to damages for compensation in lieu of any bonus Executive would have earned during the contractual or reasonable notice period, and the Executive hereby agrees not to pursue any claim for any such damages.

2.4

Incentive Equity. For the period of time you are actively working (not including any required notice period prior to the termination of employment) (hereafter, the “Active Work Time”), you will be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP), subject to the combination of you achieving certain individual performance objectives, and achievement of certain financial results by the Company. In addition, the Company expects to adopt an Employee Stock Purchase Plan (“ESPP”), and if the eligibility criteria are met, you would be eligible to participate in the ESPP.

All unvested awards under the Equity Plan shall cease to vest and shall automatically be forfeited after the date that notice of termination or resignation is given by either party to the other. For clarity, except as required by applicable law, any period of reasonable notice of termination for cause or resignation of the Executive’s employment, be it pursuant to statute, under contract or at common law, irrespective of the reason for termination will not be considered as extending the period of employment for the purposes of the vesting of awards under the Equity Plan.

The Executive shall be eligible to be awarded annual grants pursuant to the TMC the metals company Inc. 2021 Incentive Equity Plan and form of award agreement thereunder (together, the “Equity Plan”) for each year the Executive provides continued service under this Agreement. All unvested awards under the Equity Plan shall cease to vest and shall automatically be forfeited after the date that notice of termination or resignation is given by either party to the other. For clarity, except as required by applicable legislation, any period of reasonable notice of termination for Cause or resignation of the Executive’s employment, be it pursuant to statute, under contract or at common law, irrespective of the reason for termination will not be considered as extending the period of employment for the purposes of the vesting of awards under the Equity Plan.

2.5

Benefits: Subject to the terms and conditions of the Company’s benefit plans, the Executive will be entitled to participate in the benefit plans generally available to the Company’s employees in Australia, as amended from time to time. The Company reserves the right to alter, amend, replace or discontinue the group benefit plans it may make available to its employees at any time, with or without notice. The benefit plans to be provided to the Company’s employees are currently being developed. Until the benefit plans have been established, the Executive shall be eligible for reimbursement of health (including vision) and dental related claims up to AUD $10,500.00 following the submission to the Company of invoices or receipts evidencing such claimed health and dental expenses.

2.6

Leave entitlements: The Executive is entitled to leave including but not limited to personal/carers leave, parental leave, compassionate leave, family and domestic violence leave, long service leave, jury leave, community service as regulated by the Fair Work Act 2009 (Cth), any other relevant Australian legislation or as detailed in the Company’s policies.

2.7

Vacation; Holidays: The Executive will be entitled to annual leave in accordance with legislation, currently, in Australia, annual leave is four weeks per year of service which accrues progressively during a year of service. The Company maintains a flexible vacation policy. Executive will manage Executive’s vacation time in accordance with the Company’s policies. Executive will also, usually, be entitled to a day off without loss of pay on public holidays. Relevant public holidays for the purposes of the Executive’s employment will be those public holidays gazetted in the state of Queensland.

2.8

Superannuation: Superannuation contributions will be made by the Company on behalf of the Executive at 10% of the Base Salary (or greater if required by legislation). Where contributions are required, they will be paid by the Company into an eligible fund nominated by the Executive.

3.BUSINESS EXPENSES; EQUIPMENT

3.1The Executive shall be reimbursed for all reasonable business expenses actually and properly incurred by the Executive in connection with the proper discharge of Executive’s duties under this Agreement, and in accordance with the rules and policies made and revised by the Company from time to time in its sole discretion. In order to claim reimbursement from the Company for any business expense incurred in connection with the proper discharge of Executive’s duties under this Agreement, the Executive will be required to follow the process and provide such documentation as the Company may require in the expense policy. The Company will provide Executive with a laptop and will reimburse the Executive for the costs incurred in connection with any national or international phone calls made on behalf of the Company.

4.DIRECTORS AND OFFICERS INSURANCE

4.1If the Executive is named an officer and/or director of the Company or any of its subsidiaries or affiliates, the Company will procure and maintain a directors and officers (“D&O”) liability insurance policy. The material terms of the claims-made policy are expected to include an insurance program with AUD $30 million total limits of liability, which is comprised of AUD $20 million in Side ABC coverage and AUD $10 million in Side A Difference In Conditions coverage. The Company expects that the applicable retention for Side B and Side C claims will be in the range of AUD $10 million.

4.2Executive will be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to the terms and conditions of the Company’s certificate of incorporation and/or by-laws, and the Company’s standard indemnification agreement for directors and officers as executed by the Company and Executive, which rights will be commensurate with the indemnification provided to the Company’s other directors and executive officers. Executive will be entitled to coverage under the Company’s D&O insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other directors and executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

5.COMPANY POLICIES AND PROCEDURES

As a condition of employment and continued employment by the Company, the Executive is required to remain familiar with and comply with all of the Company’s and Company’s policies and procedures in force from time to time.

5.1The Executive agrees to comply with all lawful reasonable instructions and direction that he may receive from the Company during the course of Executive’s employment with the Company.

5.2The Company reserves the right to vary, replace or discontinue policies and procedures at its absolute discretion. The Executive acknowledges that such policies and procedures are not incorporated as terms of this Agreement.

6.NO FIXED LOCATION

The Executive shall not be required to perform any of the duties set out herein from any specific location or premises.

7.	SUSPENSION

The Company may suspend the Executive on full pay for any period and for any reason.

8.	SURVEILLANCE

The Executive's use of the Company's computer networks and technology, including use of its email system and access to the internet (Systems), may be monitored and reviewed on an ongoing and continuous basis. Details of this surveillance and the appropriate use of the Systems are contained in the Company's policy.

9.	TRANSFER OF PERSONAL DATA

The Executive consents to the Company:

a)

collecting and using personal information (including health-related information) about the Executive during his employment with the Company for the purposes of the administration of the employment; and

b)

transferring from time to time his personal information (including health-related information) to third parties whether in Australia or overseas (including but not limited to external service providers, the Group and government authorities) for purposes related to the Executive's employment with the Company and the administration of the employment.

10.	TERMINATION OF EMPLOYMENT

The Executive’s employment by the Company may be terminated as follows:

10.1

Resignation without Good Reason: The Executive may terminate this Agreement and the Executive’s employment with the Company at any time without Good Reason by providing the Company with forty-five (45) days’ prior written notice. The Company may provide payment in lieu of all or part of this notice period. In addition, the Executive would be paid all outstanding wages (including accrued but untaken annual leave required by legislation) owing up to and including to the last day of employment (the “Accrued Obligations”). In no event will the Company be required to pay the Executive more than forty-five (45) days’ pay (plus Accrued Obligations) based on the Executive’s Base Salary at the time of resignation and a pro-rata Annual Cash Bonus based on the Executive’s Active Work Time up to the effective date of the resignation in accordance with Section  2.3. In the event of Executive’s resignation pursuant to this Section  10.1, all unvested outstanding equity awards shall be forfeited and shall not be eligible for any further vesting.

10.2	Termination by the Company Without Cause: Other than in the event of a Change of Control, the Company may terminate this Agreement and the

Executive’s employment at any time, without Cause, upon the Company (a) providing the Executive with six (6) months’ written notice (the " Termination Date”); (b) a pro- rata portion of the Annual Cash Bonus based on the Active Work Time up to the Termination Date and (c) continuing to pay the premiums required to maintain the Executive’s participation in the benefits plans in which Executive then participates for the minimum period required by applicable legislation providing any other minimum amounts, if any, to which the Executive may be entitled pursuant to applicable legislation.

Notwithstanding the foregoing, in the event the Executive is terminated by the Company, without cause, following the resignation, termination or replacement of the Chief Executive Officer of the Company, the Company shall provide the Executive with: (a) nine (9) months’ Base Salary in lieu of notice plus one (1) month’s pay in lieu of notice for each completed year of service following the Start Date to a total maximum of eighteen (18) months (such actual period the “CEO Change Severance Period”), (b) allowing for the immediate vesting of all unvested RSUs that would have vested during the twelve (12) month period following the Termination Date, (c) pro-rata payment of the Annual Cash Bonus based on the Active Work Time up to the Termination Date and (d) continuing to pay the premiums required to maintain the Executive’s participation in the benefits plans in which he then participates for the minimum period required by law.

The Executive acknowledges that the foregoing amounts are fair and reasonable and are intended to satisfy the Executive’s entire entitlement to notice of termination or pay in lieu of notice and redundancy pay (if applicable) under any applicable statute, the common law and/or contract. No further notice or payment of any kind whatsoever will be required with the exception of any Accrued Obligations or any other minimum amounts, if any, to which the Executive may be entitled pursuant to applicable legislation.

For absolute clarity, in no event will the Executive receive less notice of termination, pay in lieu of notice or a combination of notice and pay in lieu of notice, severance pay, benefit coverage, or leave than Executive’s entitlements under applicable legislation.

The payments and benefits provided for in Sections  10.1 or  10.2, other than the entitlement to the statutory period of notice, statutory redundancy pay (if any) and payment of any accrued but unused entitlements as applicable under legislation, are conditional on Executive executing and delivering to the Company a separation agreement that, to the Company’s satisfaction, includes a full release of all claims that Executive has against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents (the “Release”). The Release must become enforceable and irrevocable on or before ninetieth (90th) day following the Termination Date. If the 90-day period spans two tax years, payments under this Section 9 will be made in the second tax year. If Executive fails to execute without revocation the Release (through no fault of the Company),

Executive will be entitled to the Accrued Obligations and statutory notice and redundancy pay (if any) only and no other benefits under Sections  10.1 or  10.2.

Executive’s compensation in connection with a termination without Cause or resignation for Good Reason will be subject to review including with respect to severance protection following a Fundamental Change that is in line with those of other similarly situated executives of the Company.

10.3

Termination for Cause: Subject to any amounts that would be owing by virtue of applicable legislation, the Company may terminate this Agreement and the Executive’s employment without notice of termination, pay in lieu of notice or severance pay at any time for Cause. For the purposes of this Agreement, the term “Cause” includes:

a)

the existence of cause of termination of employment without notice at common law (or statute), including but not limited to theft, fraud, assault, sexual harassment, the Executive being intoxicated at work, the Executive refusing to carry out a lawful and reasonable instruction that is consistent with this Agreement, dishonesty, illegality, breach of statute or regulation, conflict of interest, gross negligence in the performance of the Executive’s duties, or gross incompetence; and

b)	any material breach of the provisions of this Agreement.

In the event of a termination for Cause, the Executive will only be eligible to receive payment of any Accrued Obligations up to and including the date of termination. All other entitlements that the Executive may have as of the date of termination will be automatically extinguished, except for such minimum mandated entitlements, if any, as may be required by applicable legislation.

10.4

Resignation for Good Reason: The Executive may terminate this Agreement and the Executive’s employment at any time, for Good Reason, in which case the Executive will be entitled to the same amounts as set out in Section 10.2 above, so long as the Executive executes the Release and delivers it to the Company. For the purposes of this Agreement, “Good Reason” shall mean the Executive’s resignation from employment due to the occurrence of any of the following conditions (each a “Fundamental Change”) which occurs without the Executive’s written consent (excluding any changes implemented during a notice period):

a)

a material adverse change to the Executive’s authority, duties or responsibilities that, taken as a whole, results in a diminution in the Executive’s authority, duties or responsibilities in effect prior to such change;

b)	any reduction in the Executive’s then-current Base Salary;

c)	the Company conditions Executive’s continued service with the Company on the Executive moving Executive’s residence;

d)	the failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

e)	any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

10.5

Termination following Fundamental Change: In the event the Executive’s employment is terminated within twenty-four (24) months following a Fundamental Change (as defined above) without Cause the Executive shall be entitled to:

a)

in lieu of the amounts stipulated in Section  10.2, and contingent on the execution of the Release and a commitment not to compete with the Company for a period of twelve (12) months from the date of termination following a Fundamental Change, compensation in an amount equal to:

i.	an amount equal to twelve (12) months of the Executive’s annual base salary; and

ii.

one and a half (1.5) times the amount of the Annual Cash Bonus, if any, paid in the immediately preceding fiscal year (or, to the extent applicable, one and a half (1.5) times the amount of the Annual Cash Bonus, if any awarded for the immediately preceding fiscal year that has not already been paid) prior to the effective date of the Fundamental Change; and

iii.	all unvested outstanding equity awards will vest upon the execution and delivery to the Company of the Release.

10.6

Resign as Director and Officer: Upon termination of employment for any reason, the Executive shall cease to be and shall immediately resign as an officer or director of the Company, and any other positions Executive holds with any entity affiliated with the Company.

10.7

Continued Application: This provision regarding Termination of Employment shall apply regardless of any changes to the terms and conditions of the Executive’s employment subsequent to the Executive’s signing of this Agreement including, but not limited to, promotions and transfers, unless the Parties expressly agree otherwise in writing.

10.8

Subject to Corporations Act: This agreement and all benefits and obligations under this agreement are subject to any requirements in the Corporations Act 2001 (Cth) (“Corporations Act”). If the aggregate of any amounts payable to the Executive on termination from the Company (or any related bodies corporate as defined in the Corporations Act) which are subject to section 200B of the Corporations Act (“Termination Benefit”) would, at the time of payment, exceed the amount which is permitted pursuant to section 200G of the Corporations Act without shareholder approval (or is not the subject of any other applicable exemption), then the total value of all Termination Benefits to be provided to the Executive will be reduced to the maximum amount permitted without shareholder approval pursuant to section 200G of the Corporations Act / then the Company (and, where required, any related body corporate) will ensure that all relevant shareholder or member approval is sought prior to the payment of any such Termination Benefits.

11.CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST-EMPLOYMENT RESTRICTIONS

The Executive agrees to be bound by the terms and conditions of the Confidentiality, Intellectual Property and Post-Employment Restrictions Agreement which is attached to this Agreement as Schedule A and is deemed to be part of this Agreement.

12.	RETURN OF COMPANY PROPERTY

Upon termination of this Agreement the Executive shall at once deliver or cause to be delivered, to the Company, all Developments (as defined in Schedule A), all computers, effects, electronic devices, smartphones, keys, credit cards, access passes and/or any other property belonging to the Company that is in the Executive’s possession, charge, control or custody.

13.	GENERAL

13.1

Entire Agreement: Except as specifically noted herein, this Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, representations, undertakings and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

13.2

Sections and Headings: The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

13.3	Currency: A reference to currency is to Australian currency.

13.4

Severability: If any provision of this Agreement is determined at any time by a court, arbitrator or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

13.5	Survival: Notwithstanding the termination of this Agreement for any reason, all sections of this Agreement are to be performed following the termination hereof shall survive such termination and be continuing obligations.

13.6

Compliance with Legislation: Should any term of this Agreement fail to comply with a mandatory minimum standard or requirement imposed by applicable legislation, then the minimum standard or requirement shall apply in place of the offending term of this Agreement, and shall constitute the rights and obligations of the Parties in that respect.

13.7	Waiver: Waiver by the Company of any breach or violation of any section of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

13.8	Copy of Agreement: The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

13.9	Modification: Any modification to the Agreement must be in writing and signed by both the Executive and the Company, failing which it shall have no effect and shall be void.

13.10

Governing Law: This Agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of Queensland and the Commonwealth of Australia applicable therein. Any legal action or proceeding commenced by either party arising out of this Agreement will be brought in court of competent jurisdiction in Queensland. Each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.

13.11	Notices: Any notice required or permitted to be given hereunder shall be sent by certified/registered mail, by facsimile or via email, to the following addresses:

To the Company:The Metals Company Australia Pty. Ltd.

Level 9, 123 Albert Street, Brisbane, QLD 4001.

To the Executive:To the Executive’s address in the Company’s records

13.12

Independent Legal Advice: The Executive acknowledges that Executive has read and understood this Agreement, and confirms that Executive has had the opportunity to obtain legal advice about this Agreement and prior to entering into this Agreement.

13.13	Counterparts: This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement this eighth day of May 2022, .

Witness	Anthony O’Sullivan

Signed by The Metals Company Australia

Pty. Ltd in accordance with s 127 of the

Corporations Act 2001 (Cth).

Per:
Name: Gerard Barron
Title: Director

SCHEDULE A

CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST-EMPLOYMENT

RESTRICTIONS

1.DEFINITIONS

In this Agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:

1.1

“Business Opportunities” means potential business ventures of all kinds, including acquisitions, sales, business arrangements and other transactions and opportunities for new markets, products and services which have been disclosed to, investigated, studied or considered by the Company or by others on behalf of the Company or the Group;

1.2	“Company Authorised Persons” means the licensees, contractors, assignees and successors of the Company, and their licensees and any other person authorised by any of them.

1.3

“Competitive Business” means any person or entity that is involved or engaged in the creation, development, production or distribution of products or services in competitive to those created, developed, produced or distributed by the Company or contemplated by the Company during the term of the Executive’s employment with the Company.

1.4

“Confidential Information” means information known or used by the Company or Group in connection with its business including but not limited to any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, Customer Information, Financial Information, Marketing Information, Intellectual Property Rights, Business Opportunities, or Research and Development, but does not include any of the foregoing which was known to the Executive prior to Executive’s employment by the Company or which is or becomes a matter of Public Knowledge;

1.5

“Customer Information” means information pertaining to the Company’s or Group's customers, customer base and markets, including customer names and addresses and the names and addresses of consultants of customers with whom the Company is in contact in its business, customer requirements and the Company’s contracts with its customers, including details as to pricing and supply;

1.6“Development” means all materials, works, inventions, designs, formulae, algorithms, computer program code, know-how, methodologies, data, processes, techniques, improvements, software in any expressed form, computer programs, screen layouts, industrial design, graphical user interfaces, systems, applications, source code, object code, specifications, concepts, ideas, creations, indicia, logos, drawings, sketches, analyses, experiments, methods, moulds, jigs, dies, prototypes, products, samples, compounds, compositions of matter, apparatus, equipment, tools, machines, and any modifications or improvements to the foregoing and other subject matter that the Executive has conceived, developed, prepared, produced, made, invented, authored, reduced to practice or otherwise created, or will do so in the future:

a)	for, on behalf of, or at the request or direction of the Company or a Related Body Corporate;

b)	in the course of, in connection with, as a result of, arising from or related to Executive's employment with the Company;

c)	in connection with the Company or a Related Body Corporate, or the business or a product or service of the Company or a Related Body Corporate; or

d)	using the facilities, resources, technology, Intellectual Property Rights, Confidential Information or other opportunities provided by the Company or a Related Body Corporate,

whether alone or with other persons, whether as standalone subject matter or as additions, improvements or modifications to, or adaptations of, other subject matter, and whether or not at the Company's place of business.

1.7“Financial Information” means information pertaining to the Company’s or Group's costs, sales, income, profit, profitability, pricing, salaries and wages;

1.8“Intellectual Property Rights” means all intellectual property rights conferred by statute, common law or in equity, subsisting anywhere in the world whether now or in the future, including:

a)

rights in relation to inventions (including patents, innovation patents and utility models), copyright, confidential information (including the right to enforce an obligation to keep information confidential), designs, know-how, technical data, trade secrets, trade marks (including any goodwill associated with them), services marks, databases, compilations of information, circuit layout designs and topography rights, whether or not such rights are registered or capable of being registered;

b)	any other rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields, whether or not such rights are registered or capable of being registered;

c)	any licence or other right to use a domain name or social media account;

d)	any application for registration of any of the above, and the right to apply for any such application;

e)

any rights of action against any person in connection with any of the above, including the right to sue for any infringement occurring prior to the date of this Agreement and the right to recover damages and any other relief for such infringement;

but excluding Moral Rights;

1.9

“Marketing Information” means information including but not limited to the Company’s or Group's marketing programs, plans, strategies and proposed future products, services, advertising and promotions;

1.10

“Moral Rights” means the rights conferred on individuals in Part IX of the Copyright Act 1968(Cth) – including the right of integrity of authorship, the right of attribution of authorship, and the right not to have authorship falsely attributed

– and any similar personal rights anywhere in the world that are by law non-assignable.

1.11

“Public Knowledge” means information that is generally known in the trade or business in which the Company or Group is engaged, or is otherwise easily accessible through lawful, non-confidential sources;

1.12	“Related Body Corporate” has the meaning as set out in section 50 of the Corporations Act 2001 (Cth);

1.13

“Research and Development” means information pertaining to any research, development, investigation, study, analysis, experiment or test carried on or proposed to be carried on by the Company or Group;

1.14	"Restricted Area" means Australia.

1.15	“Restricted Period” means a period of 6 months after the Executive's last date of employment with the Company.

1.16	“Works” means all programs, programming, literary, dramatic, musical and artistic work within the meaning of the Copyright Act 1968 (Cth).

2.	ACKNOWLEDGEMENTS REGARDING CONFIDENTIAL INFORMATION

2.1

Acknowledgements of Executive: During the course of Executive’s employment with the Company the Executive will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information. The Confidential Information is a valuable asset which is the property of the Company exclusively. The unauthorized use or disclosure of which would cause very serious harm to the economic interests of the Company. It is important in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company and in the Company’s best interests.

2.2

Confidential Information to be Kept in Confidence: The Executive agrees that at all times during the period of the Executive’s employment and at all times following termination of the Executive’s employment for any reason whatsoever:

a)	the Executive shall hold in confidence and keep confidential all Confidential Information;

b)

the Executive shall not directly or indirectly use any Confidential Information except in the course of performing duties as an Executive of the Company with the knowledge and consent of the Company in the Company’s interests; and

c)

the Executive shall not directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing duties as an Executive of the Company with the knowledge and consent of the Company in the Company’s interests.

2.3	Nothing in this Agreement shall prevent the Executive, following termination of Executive’s employment with the Company, from making use of or disclosing:

a)	any Confidential Information as required by law or on the order of any regulatory body;

b)	any Confidential Information which is or becomes a matter of Public Knowledge;

c)

any Confidential Information of which the Executive had specific knowledge prior to Executive’s employment with the Company, except to the extent that such Confidential Information has become the property of the Company under Section 3; or

d)

any Confidential Information of which the Executive obtains specific knowledge following the termination of Executive’s employment with the Company from a third party, unless the third party obtained such Confidential Information directly or indirectly from an individual in violation of any duty of confidence owed to the Company;

provided that the Executive is able to prove the existence of the circumstances referred to in subparagraphs (a), (b), (c) or (d).

2.4

Return of Materials Upon Termination: Upon termination of the Executive’s employment with the Company for any reason whatsoever, or at any other time upon the Company’s request, the Executive shall promptly deliver to the

Company all documents, manuals, lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, equipment, tools and devices relating or pertaining to the Company’s business or containing or pertaining to any Confidential Information, including any copies or reproductions of the same, which are in the possession, charge, control or custody of the Executive.

3.	INTELLECTUAL PROPERTY RIGHTS

3.1

Ownership of Intellectual Property Rights: The Executive hereby acknowledges and agrees that any and all Developments shall be and remain the exclusive property of the Company, and the Executive shall have no right, title or interest (including any Intellectual Property Rights) therein, and the Company shall have the sole and exclusive right, title and interest in and to the Developments, which right shall continue notwithstanding the termination of the Executive’s employment for any reason whatsoever. The Executive must, immediately upon request before or after termination of the Executive's employment for any reason whatsoever, deliver all embodiments and material forms (including electronic records) of the Developments to the Company.

3.2	Warranties: The Executive undertakes and warrants to the Company that:

a)

the Executive has not assigned, licensed or granted, or agreed to assign, license or grant, any right, title or interest in or to the Developments to any other person other than the Company, and will not do so in the future;

b)	the Developments are original and do not infringe the Intellectual Property Rights or Moral Rights of any person;

c)

the Company and the Company Authorised Persons will be entitled to exploit, reproduce, disclose, communicate, publish, adapt and otherwise use the Developments without needing to pay any money to any person, whether by way of royalties, licence fees, damages or otherwise; and

d)	the Executive has not made any use of the Developments or the Confidential Information other than for the benefit of the Company or with the consent of the Company, and will not do so in the future.

3.1

Assignment of Rights: To the extent the Company does not already own them, the Executive hereby irrevocably assigns to the Company all existing and future right, title and interest (including all Intellectual Property Rights) in and to the Developments. The Executive further agrees to maintain at all times adequate and current records relating to the creation and development of the Developments, which records shall be and shall remain the property of the Company and the Executive shall promptly disclose in writing all of the foregoing to the Company.

3.2Moral Rights. To the maximum extent permitted by law (either present or future), the Executive hereby irrevocably and unconditionally consents to the Company and the Company Authorised Persons:

a)

using, disclosing, reproducing, copying, adapting, publishing, performing, exhibiting, communicating, renting and transmitting any of the Developments, and any parts and adaptions of the Developments, anywhere in the world:

(A)

in whatever form and in whatever circumstances the Company or the Company Authorised Persons think fit, including distorting, adding to, altering, mutilating and destroying such Developments, parts and adaptations; and

(B)	without making any identification of the Executive as a creator or author of such Developments, parts and adaptions; and

b)	doing or failing to do anything else that might otherwise be considered an infringement of the Moral Rights of the Executive,

whether before, on or after the date of this Agreement. Executive acknowledges that their consent is genuinely given without duress of any kind and that Executive has been given the opportunity to seek legal advice on the effect of giving this consent. This section continues to apply after the Executive’s employment ceases for whatever reason.

3.3

Intellectual Property Protection: The Company shall have the sole and exclusive right to apply for, prosecute, obtain and maintain any patents, design patents, copyrights, industrial designs, domain name registrations, or trademark registrations and any other applications, registrations or grants of rights analogous thereto in any and all countries throughout the world in respect of any Developments and the Executive shall, whether during or subsequent to the Executive’s employment, assist the Company, at the Company's expense, with recording or securing the Company's right, title and interest in and to the Developments (including all Intellectual Property Rights), including agreeing to execute any applications, transfers, assignments, waivers, powers of attorney or other documents as the Company may consider necessary or desirable, or to take any action deemed necessary or desirable by the Company, for prosecuting, issuing, enforcing, obtaining, maintaining or vesting in or assigning any of the foregoing with or to the Company in any and all countries of the world.

3.4	Further assurances: Executive must do anything necessary or desirable (including executing agreements and documents) to give full effect to this section 3 and the transactions contemplated by it.

4.	POST-EMPLOYMENT RESTRICTIONS

4.1	The Executive agrees that for the Restricted Period, none of:

a)	the Executive;

b)	any agent, independent contractor or employee while employed or engaged by the Executive or any entity in which the Executive has a substantial interest; nor

c)

any firm or corporation in which the Executive is interested as an employee, director, shareholder, beneficial owner or controller (whether that control can be legally enforced or not) of shares, lender or adviser or otherwise;

will directly or indirectly:

d)

call upon, solicit or otherwise interfere with the Company’s relationship with any customer or prospective customer that Executive had direct contact with or made a sale to, on behalf of the Company (“Customer”) with whom he had dealings during the last 12 months of his employment, unless such solicited business is wholly unrelated to the business then being carried on by the Company;

e)

influence or try to influence any Customer of the Company to cease doing business with the Company. Additionally, the Executive will not intentionally act in any manner that is detrimental to the relations between the Company and its Customers, employees, suppliers, or other parties with whom the Company has contractual relations;

f)

solicit or entice away or endeavour to solicit or entice away from the Company any director, employee, contractor, or consultant of the Company with whom the Executive had dealings during the last 12 months of his employment;

g)	within the Restricted Area, carry on or be engaged or concerned in:

(A)	any business in competition with or of a similar nature to any business being carried on by the Company as at the last date of the Executive's employment with the Company;

(B)	any consulting services to any Competitive Business in Australia;

(C)	any business in a capacity in which the Executive could make use of Confidential Information to the detriment of the Company.

4.2	Each restraint activity in Section 4.1 have effect in combination as if they consisted of separate provisions, each being severable from the other.

4.3	The Executive acknowledges that:

a)

the business of the Company and the Group is carried on throughout North America and Australia and that the Company is interested in and solicits or canvasses opportunities across North America and Australia;

b)	the reputation of the Company in its industry and its relationships with customers are the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time; and

c)

the nature of the business is such that the ongoing relationship between the Company and its customers is material and has a significant effect on the ability of the Company to continue to obtain business from its customers with respect to both long term and new projects.

d)	the professional relationship between the Executive and the Company' customers is an incident of the Executive's employment;

e)	the undertakings in Section 4.1 are reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company; and

f)

damages alone would be an insufficient remedy for any breach by the Executive of these restrictions and that the Company may be entitled to obtain injunctive relief restraining the Executive from any breach of these obligations.

4.4

The Executive acknowledges that the post-employment restrictions set out in this Section 4 are fair, reasonable and necessary to protect the legitimate interests of the Company. The Executive further acknowledges and agrees that irreparable harm will be suffered by the Company in the event of Executive’s breach or threatened breach of any of the restrictions set out in this Section 4, and that the Company will be entitled, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction from a court of competent jurisdiction restraining the Executive from engaging in or continuing any such breach.

5.SURVIVAL AND ENFORCEABILITY

5.1

The Executive recognizes and acknowledges that this Schedule shall survive the cessation of Executive’s employment, for any reason whatsoever, and will be enforceable by the Company in a court of competent jurisdiction notwithstanding the existence of any claim or cause of action the Executive may assert against the Company, whether predicated upon this Agreement or otherwise.

SCHEDULE B

SECONDMENT AGREEMENT

THIS SECONDMENT AGREEMENT (this “Agreement”) is made on the 9th day of May, 2022

BETWEEN:

The Metals Company Australia Pty. Ltd., a company formed in Australia (“Home Company”) and

TMC the metals company Inc., a company incorporated in Canada 5 (“Host Company”).

WHEREAS:

Home Company has agreed to make certain of its employees (“Secondees”) available to Host Company to provide employment services under the direction and control of Host Company when they are physically present in Canada, and Host Company has agreed to retain the services of such Secondees and compensate Home Company therefore, on the terms and conditions set forth herein.

IT IS AGREED as follows:

Definition and Interpretation

1. In this Agreement the following terms shall have the meanings set out below:

“Confidential	as defined under 9.2.

Information”

“Affiliate”

means, with respect to any party, any individual, partnership, corporation, limited liability company, trust or other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such party.

“Secondees”

means those individuals whose names are specified in Schedule 1 and who are employed by Home Company when physically not in Canada and are seconded to Host Company when physically present in Canada pursuant to this Agreement.

“Assignment”	means the secondment of a Secondee from Home Company to Host Company to perform the Services pursuant to this Agreement.

“Contract of	means, with respect to each Secondee, the contract of employment or letter
Employment”	of understanding, if any, between the Secondee and Home Company as in effect from time to time.

“Services”

means the services specified in Schedule 1 physically performed in Canada which Host Company shall cause the Secondees to provide in accordance with the terms of this Agreement and such other services from the Secondees as Host Company shall from time to time reasonably request.

“Term”	as defined under 2.1,

2. The Term and Services

2.1.

Subject to the receipt by each Secondee of a valid work permit or other appropriate entry clearance to enable such Secondee to provide Services to Host Company and subject to the continuation of an employment relationship between Home Company and Secondee, Home Company will second the Secondees identified on Schedule 1 to Host Company for the period(s) specified in Schedule 1 subject to earlier termination in accordance with Section 7 (the “Term”). Schedule 1 may be modified from time to time only by mutual written agreement between Home Company and Host Company.

2.2.	During the Term, each Secondee will perform the Services as directed by Host Company when such Secondee is physically present in Canada.

3. Obligations of Host Company

3.1.

In consideration of Home Company making available the Secondees and the provision of the Services by the Secondees for Host Company, Host Company will reimburse the costs to Home Company of each Secondee’s compensation, benefits and reimbursed business expenses as agreed to from time to time between Home Company and Host Company. It is intended that the reimbursed costs will only be those attributable to Services that are performed in Canada.

3.2.

Without prejudice to Sections 3.1 above, Host Company shall be responsible for providing the local benefits and fulfilling such other obligations specified in each Secondee’s Contract of Employment that, in each case, Host Company has specifically agreed to provide or assume. Home Company shall provide to Host Company a copy of each Secondee’s Contract of Employment upon request.

3.3.

Host Company shall be responsible for all out-of-pocket expenses reasonably incurred by the Secondees during the Term in connection with the Services; provided that such expenses incurred by the Secondees are approved and signed off by their supervisor or manager at Host Company and are consistent with Host Company’s policy then in effect.

3.4.	Host Company shall maintain all appropriate insurance coverage in respect of any liability to or on behalf of the Secondees including employer’s public and third party liability insurance.

3.5.

With respect to Host Company’s jurisdiction, Host Company shall make all necessary withholdings and remittances and shall complete all appropriate tax returns or other filings required pursuant to the Assignment in respect of each Secondee in Host Company’s jurisdiction, unless Home Company and Host Company agree that Home Company shall perform any such obligations.

3.6.

Host Company shall use its reasonable endeavours to ensure that during the Term the Secondees shall be kept safe, and Host Company shall use its reasonable endeavours to assist the Secondees should any problems or local legal difficulties arise.

4. Obligations of Home Company

4.1.

Home Company shall continue to perform all its obligations under the Contract of Employment except for any such obligation that Host Company has specifically agreed to assume in accordance with Section 3 above. Unless otherwise agreed between Home Company and Host Company, each Secondee shall remain on Home Company’s payroll during the Term and shall continue to be eligible to participate in Home Company’s employee benefit plans to the extent provided under the terms of such plans and such Secondee’s Contract of Employment. During the Term, Home Company will, with respect to each Secondee, withhold and remit in a timely manner all payroll and employment taxes required by statute, law, rule or regulation to be so withheld and paid by an employer on behalf of such Secondee, unless Home Company and Host Company agree that Host Company shall perform any such obligations.

4.2.

Home Company shall cooperate with Host Company and use its reasonable endeavours to assist with the procurement of valid work permits or the appropriate entry clearance for the Secondees to perform the Services.

5.	Status of Secondees

Home Company shall not provide any instructions to or exercise any control over any Secondee or otherwise supervise any Secondee and is not responsible for the actions of the Secondees during the Term while such Secondees are physically in Canada. During the Term, the Secondees are and shall remain employed by Home Company. Notwithstanding their status as employees of Home Company, the Secondees will be subject to the full direction, control and supervision of Host Company while providing Services in Canada to Host Company, and Home Company will not exercise any direction, control or supervision over the Secondees of any day-to-day duties for Host Company performed under this Agreement. Home Company agrees, and shall take any necessary steps to ensure, that, during the Term, the Secondees will not have any authority to negotiate on behalf of Home Company or to otherwise bind Home Company to any contract with any third party or to conduct any business in the name of or on behalf of Home Company.

6. Indemnity

6.1.

Host Company shall indemnify and keep Home Company indemnified against any and all claims, losses, damages, liabilities, costs and expenses of whatever nature incurred or suffered by Home Company arising out of or related to (i) breach of any agreement made by Host Company hereunder with respect to the Secondees, or (ii) employment claims of the Secondees or Host Company employees that arise during the Term based on conditions at Host Company over which Host Company has sole control or any actions of Host Company or Host Company employees acting under Host Company’s authority, direction or control with respect to the Secondees.

6.2.

Home Company shall indemnify and keep Host Company indemnified against any and all claims, losses, damages, liabilities, costs and expenses of whatever nature incurred or suffered by Host Company arising out of or related to (i) breach of any agreement made by Home Company hereunder with respect to the Secondees, or (ii) employment, payroll or other claims of Secondees based on any action or omission on the part of Home Company or any employee of Home Company including the Secondees, except where the Secondee was under Host Company’s authority, direction or control.

6.3.

Each party will give the other prompt written notice of all claims subject to any of the foregoing indemnities, and cooperate in the investigation and defense of the claim. If the indemnitor assumes defense of the claim, the indemnitor shall control the defense and settlement of the claim, but the indemnitee may participate and employ its own counsel at its own expense. An indemnitor (i) has no obligation to pay any settlement reached without its prior written consent and (ii) may not settle an indemnified claim without the indemnitee’s prior written consent. Consents may not be unreasonably withheld or delayed, but consent to any settlement affecting a party’s intellectual property may be given or withheld in the affected party’s sole but reasonable discretion.

7. Termination

7.1.

The Term applicable to any Secondee may be terminated prior to the expiration of the Term specified on Schedule 1 by notice in writing given by either party to the other in accordance with the following:

a)	immediately on termination of the Secondee’s employment with Home Company;

b)	upon sixty (60) days’ prior written notice by Host Company that it no longer wishes to utilize the Services rendered by the Secondee for any reason;

c)

immediately by Host Company in the event the Secondee has continuously failed to substantially perform the duties outlined in Section 2.2 above or has engaged in wilful misconduct that materially injures Host Company; provided that Host Company shall provide Secondee with written notice specifying the event or events providing the basis for such termination;

d)	immediately by Host Company in the event the Secondee ceases to work for Host Company for any reason other than for absence for annual leave or periods of sickness not exceeding 26 weeks:

e)	upon sixty (60) days’ prior written notice by Home Company that it no longer wishes to second the Secondee to Host Company for any reason;

f)

upon thirty (30) days’ prior written notice by either party in the event of a breach of this Agreement by the other party provided that the breaching party has failed to cure the breach to the reasonable satisfaction of the other party within the thirty (30) day notice period; or

g)	immediately upon mutual agreement between the parties.

7.2.

If the Term applicable to any Secondee is terminated early pursuant to Section 7.1, Home Company shall use its reasonable efforts to find a mutually satisfactory replacement for such Secondee and, subject to the agreement of Host Company, shall second such replacement to complete the remainder of such Secondee’s Term.

7.3.

This Agreement may be terminated at any time upon mutual agreement between the parties provided that Term applicable to all Secondees has previously or concurrently expired or terminated in accordance with Section 7.1.

8.	Entire Agreement; Amendment

This Agreement (including the schedules attached hereto) contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The schedules constitute a part hereof as though set forth in full above. This Agreement (including the schedules) may not be modified, amended, supplemented, cancelled or discharged, and no waiver hereunder may be granted, except by written instrument executed by the parties hereto. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.

9.	Confidential Information

9.1.

Without prejudice to any other rights or obligations of the parties, Home Company and Host Company agree that any Confidential Information belonging to one party hereto (which, for the avoidance of doubt, shall include any Affiliate of that party) which shall be imparted to the other or to the Secondees shall remain confidential and the acquiring party shall not use or disclose such Confidential Information without the other party’s prior written consent.

9.2.

For the purposes of this Section 9, “Confidential Information” shall mean trade secrets and confidential and proprietary information, which may include (but is not limited to) business methods, operating procedures and know-how, secret formulae and recipes, operational manuals, policy and procedural manuals, economic, advertising, marketing, technical and financial information, training programmes, films, methods and manuals, product specifications, employment and building specifications, site analyses and information concerning the suppliers of products and their terms of engagement.

9.3.

Home Company undertakes that it has required or will require the Secondees to enter into a covenant requiring the Secondees to keep confidential all Confidential Information belonging to Host Company and to use such information only in the course of performing the Assignment, provided, however, that nothing in such covenant shall prohibit the Secondee from, without notice to the Home Company or Host Company, communicating with government agencies, providing information to government agencies, participating in government agency investigations, filing a complaint with government agencies, or testifying in government agency proceedings concerning any possible legal violations or from receiving any monetary award for information provided to a government agency.

10.	Return of Documents

The parties agree that all documents, plans, records, computer programs, notes, drawings, models and other materials (whether or not secret or confidential) that it or any Secondee receives, prepares, or otherwise acquires during the term of this Agreement, and which pertain to the business or affairs of the other party, are the property of the other party. Each party will deliver to the other party all copies of such materials in its possession or under its control whenever the other party requests. In the event of the termination of this Agreement for whatever reason, each party shall produce to the other party for its inspection all such materials then in its possession or under its control.

11.	Equitable Relief

In the event of a breach by either party of any of the provisions of Sections 9 or 10, the other party may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction in Australia for specific performance and injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

12.	Relationship of Parties

The relationship of Home Company and Host Company established by this Agreement is that of independent contractors, and nothing in this Agreement shall be construed: (1) to give either party the right or power to direct or control the daily activities of the other party; (2) to constitute the parties as principal and agent, employer and employee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking; or (3) to allow either party (a) to create or assume any obligation on behalf of the other party for any purpose whatsoever or (b) to represent to any person, firm or entity that such party has any right or power to enter into any binding obligation on the other party's behalf.

13.	No Third-Party Beneficiaries

This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Specifically, the parties hereto do not intend for any of the Secondees to be a third-party beneficiary of this Agreement and the Secondees shall not have any rights to enforce the terms of this Agreement against the parties hereto.

14.	Binding Effect; Assignment

The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors, assigns, heirs, devisees, legatees and beneficiaries, as applicable. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned by either party without prior written consent of the other party.

15.	Notices

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be sufficient if it is made in writing and sent by fax with a copy by air mail post, postage pre-paid to the other party at the address set forth below in this Section 15. The notice shall be deemed received in the ordinary course of transmission.

If to Home Company:

The Metals Company Australia Pty. Ltd.

Attention: Gerard Barron: Gerard@metals.co

If to Host Company:

TMC the metals company Inc.

595 Howe Street

Vancouver, BC

Canada V6C 2T5

Attention: Gerard Barron

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy or facsimile signature of any party shall be considered to have the same binding legal effect as an original signature.

17.	Interpretation

When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

18.	Survival of Rights

Notwithstanding anything to the contrary herein, all claims, rights and causes of actions related to any transaction, status, event, condition, act or omission that occurs or arises prior to the termination of this Agreement shall survive the termination of this Agreement, and the termination of this Agreement shall not affect any subsequent enforcement of any such claim, right, or cause of action.

19.	No Waiver

The failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

20.	Applicable Law, Jurisdiction and Severability

20.1.

This Agreement shall be governed by and construed in accordance with the laws of Australia without regard to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction. Each of the parties hereby irrevocably (i) submits to the exclusive jurisdiction of the courts of Australia regarding any claim or matter arising under this Agreement and (ii) waives the right and hereby agrees not to assert by way of motion, as a defense or otherwise, in any action, suit or other legal proceeding brought in any such court, any claim that any such party is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum, or that the venue of such action, suit or proceeding is improper.

20.2.

Each party shall at all times and at its own expense (i) strictly comply with all applicable laws, rules, regulations and governmental orders, now or hereafter in effect, relating to its performance of this Agreement, (ii) pay all fees and other charges required by such laws, rules, regulations and orders, and (iii) maintain in full force and effect all licenses, permits, authorizations, registrations and qualifications from all applicable governmental departments and agencies to the extent necessary to perform its obligations hereunder.

20.3.

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held to be invalid by an arbitrator or court with jurisdiction over the parties hereto, such provision shall be deemed to be restated to reflect as nearly as possible the original intention of the parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

21.	Force Majeure

Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, laws, regulations, acts or orders of any government agency or official thereof, other catastrophes or any other similar circumstances beyond such party’s reasonable control.

[rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by a duly authorised representative on the day and year first above written.

TMC the metals company Inc.

By:

Name: Gerard Barron

Title: Chief Executive Officer

The Metals Company Australia Pty. Ltd.

By:

Name: Anthony O’sullivan

Title:Director

SCHEDULE 1

(updated day/month/year)

	NAME OF SECONDEE	DESCRIPTION OF SERVICES	TERM OF
		TO BE PROVIDED	SECONDMENT
(day/month/year to day/month/year)

1	Anthony O’Sullivan

2

3

4

5

6

7

8

9

10

11

12

TMC the metals company Inc.	The Metals Company Australia Pty. Ltd.

By:	By:

Name:
Name:

Title:
Title:

Date:

Date: